Exhibit 10.43 *

ESTERLINE TECHNOLOGIES

SUPPLEMENTAL EXECUTIVE RETIREMENT

&

DEFERRED COMPENSATION PLAN

Effective

January 1, 2007

TABLE OF CONTENTS

			Page #
ARTICLE I	Purpose		1

ARTICLE II	Definitions		1

ARTICLE III	Eligibility and Participation		4
	1.	Eligibility	4
	2.	Participation	5
	3.	Deferrals Irrevocable and Non-assignable	5

ARTICLE IV	Participant Deferrals and Company Allocations		5
	1.	Participant Elective Deferrals	5
	2.	Company Allocations	5
	3.	Vesting of Allocations	6

ARTICLE V	Investment of Account Balances		6
	1.	Investment Direction	6
	2.	Change in Investment Direction	6
	3.	No Impact on Benefit Promise	6

ARTICLE VI	Time and Method of Benefit Payment		7
	1.	Retirement or other Termination	7
	2.	Normal Payment of Account Balance	7
	3.	Normal Form of Payment	7
	4.	Election of Alternate Timing or Form of Benefit Payment	7
	5.	Death of Participant	8
	6.	Hardship Withdrawal	9
	7.	Incompetence	9

ARTICLE VII	Value of Participant’s Account Balance		9
	1.	Account Balance	9
	2	Adjustment to Account	9
	3.	Account Statements	9

ARTICLE VIII	Withholding Taxes		9

ARTICLE IX	Amendment and Termination of Plan		10

ARTICLE X	Administration		10
	1.	Expenses	10
	2.	Maintenance of Separate Accounts	10

ARTICLE XI	Claims Procedure		11
	1.	Claim	11
	2.	Denial of Claim	11
	3.	Review of Claim	11
	4.	Final Decision	11

ARTICLE XII	Miscellaneous		11
	1.	Top Hat Plan	11

-i-

2.	Source of Funding	12
3.	Successors and Assigns	12
4.	Employment Rights	12
5.	Absence of Liability	13
6.	Notices	13
7.	Terms	13
8.	Severability	13
9.	Governing Law	13

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ESTERLINE TECHNOLOGIES

SUPPLEMENTAL EXECUTIVE RETIREMENT AND

DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose

This Supplemental Executive Retirement and Deferred Compensation Plan is intended to promote and advance the interests of Esterline Technologies Corporation (the “Company”) and its shareholders by providing competitive compensation to select key executives of the Company.

Under the Qualified Plan, certain Code provisions serve to restrict an individual’s participation with respect to any plan year:

•	The maximum amount of Plan Compensation one may defer is limited to $15,000 for 2006 ($20,000 for employees at least age 50) – Code Sections 402(g) and 414(v)

•	The maximum amount of Plan Compensation that can be considered in determining Company contributions ($220,000 for 2006) – Code Section 417(a)(17)

•	The maximum amounts that Highly Compensated Employees can defer and receive as matching contributions are restricted by the need to satisfy nondiscrimination tests – Code Sections 401(k)(3) and 401(m)(2)

•	The maximum amount that may be allocated to a Participant’s account for any plan year (the lesser of 100% of compensation or $44,000 for 2006) – Code Section 415(c)

None of these limits apply to this Supplemental Executive Retirement and Deferred Compensation Plan.

Benefits under the Plan are intended to provide a source of retirement income for such executives in addition to their retirement savings under the Company’s Qualified Plan. To achieve this result, the Plan provides participants the opportunity to defer a portion of their annual cash compensation, and authorizes the Company to make individual deferred compensation commitments. Vested amounts are to be made available for distribution at participant determined dates. The Plan is designed to serve these purposes by offering fully vested elective deferrals and Company provided credits subject to vesting, and by making accumulated balances payable upon separation or the occurrence of other significant events, including unforeseeable emergencies.

This Plan is also intended to comply with Code Section 409A with respect to all benefits under the Plan.

ARTICLE II

Definitions

The following words when capitalized shall have the following meanings, unless a different meaning is required by the context. Any capitalized terms used in this Plan that are not defined herein shall have the meanings set forth in the Qualified Plan.

Deferred SERP Plan Document

1. “Account” shall mean the bookkeeping account representing the total of all amounts credited for the benefit of a Participant under the Plan as described in Article VII. The Account shall include separate portions attributable to elective deferral and Company allocations.

2. “Administrator” shall mean the Board. The Board may delegate responsibility for administration of the Plan to a Board committee composed of two or more directors, all of whom are “Non-Employee Directors” (as that term is defined in Rule 16b-3(b) promulgated by the Securities and Exchange Commission pursuant to its authority under the Securities Exchange Act of 1934). The Administrator or delegated committee can further delegate responsibility of record keeping and regular administration to other parties, including persons employed by the Company.

3. “Appointment Letter” shall mean a letter from the Board to the Participant that offers him an opportunity to participate in the Plan and states the amount of the Company’s intended allocation to the Participant’s Account, if any, under Article IV, section 2(b) for the Plan Year.

4. “Beneficiary” shall mean any person, trust or other entity designated by a Participant as the party who is or may become entitled to receive a benefit under the Plan upon the Participant’s death.

5. “Board” shall mean the Board of Directors of the Company. In the event the Board has delegated any Administrator authority with respect to the Plan to a committee, references to the “Board” in this Plan shall be deemed to refer to either the Board or such committee, whichever is appropriate in the context in which the word is used.

6. “Change in Control” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 35% of the total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 35% of the total fair market value or total voting power of the stock of the corporation. A Change in Control also occurs on the date that a change in the composition of the Board during any 12-month period occurs such that the individuals who, as of the beginning of such 12-month period, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the 12-month period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be considered a member of the Incumbent Board.

7. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

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8. “Company” shall mean Esterline Technologies Corporation, a Delaware corporation, and any affiliate permitted to participate in this Plan (as designated by the Board) or any successor to such corporation.

9. “Disability” shall mean:

(a) Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months,

(b) Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan, or

(c) Participant is determined to be totally disabled by the Social Security Administration.

10. “Effective Date” shall mean January 1, 2007, the date on which the provisions of this Plan became effective and the date on which Participants were first permitted to participate in the Plan.

11. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

12. “LTIP Compensation” for any Plan Year means Participant earnings, if any, under a multi-year performance based incentive arrangement.

13. “Normal Retirement Date” shall mean the first day of the month coincident with or immediately preceding the Participant’s 65th birthday.

14. “Participant” shall mean any individual who has been designated by the Board as eligible to participate in the Plan and who has executed a Participation Agreement and returned it to the Administrator as provided in Article III.

15. “Participation Agreement” shall mean a written agreement which, together with this Plan, govern a Participant’s rights under the Plan. Each Participation Agreement shall be executed by the Company and by the applicable Participant.

16. “Plan” shall mean this Esterline Technologies Supplemental Executive Retirement and Deferred Compensation Plan.

17. “Plan Compensation” for any Plan Year is as determined in the Qualified Plan without the dollar amount limitation applicable to the Qualified Plan; provided, however, that “Plan Compensation” shall not include LTIP Compensation, reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, or welfare benefits, whether or not reported as income to the Participant, or severance and paid time off (PTO) benefits paid upon termination of employment, whether paid on or after a Participant’s Severance from Service Date.

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18. “Plan Year” shall mean the accounting year of the Plan, which is the twelve-consecutive month period commencing on each January 1 and ending on the following December 31.

19. “Qualified Plan” shall mean the Esterline Technologies Voluntary Savings Plan, as amended from time to time.

20. “Spouse” shall mean the lawful spouse of a Participant as defined under the Defense of Marriage Act of 1996 who was legally married to the Participant throughout the one year period ending on the earlier of the date as of which the Participant has elected to begin receiving benefits or the date of the Participant’s death, provided that a former spouse will be treated as the Spouse to the extent required under a Qualified Domestic Relations Order.

21. “Trust” means the grantor trust established by the Company in connection with the maintenance of this Plan. The terms of the Trust shall be based upon and consistent with the requirements provided in the model grantor or “rabbi” trust published by the Internal Revenue Service as part of Revenue Procedure 92-64.

22. “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. Amounts distributed with respect to an emergency must not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

23. “Vested” or “Vesting” shall mean the degree to which a Participant’s right to the balance in such Participant’s Account under the Plan has become non-forfeitable.

ARTICLE III

Eligibility and Participation

1. Eligibility. The Board, from time to time, shall designate certain employees of the Company who the Board determines to be key executives of the Company, including employees who may also be directors of the Company, as eligible to participate in the Plan. The Board shall specify each employee’s terms and conditions of participation in a Participation Agreement. In selecting the employees eligible to participate in the Plan, the Board shall consider the positions and responsibilities of such individuals, the value of their services to the Company, and such other factors as the Board deems pertinent.

After the Board has designated an employee as eligible to participate in the Plan, the Administrator shall notify such employee and present the employee with a Participation Agreement executed by the Company. No notice shall be required with respect to a Participant whose status as a Participant is continuing from one year to the next.

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2. Participation. An eligible employee shall become a Participant in the Plan upon executing and returning to the Administrator the Participation Agreement described above. An Employee’s status as a Participant in the Plan may be terminated by the Board at any time, with or without cause and in the Board’s sole discretion.

3. Deferrals Irrevocable and Non-assignable. All amounts credited to a Participant’s Account, including elective deferrals and Company allocations, shall be treated as having been irrevocably credited and no payment based on such amounts may be received except in accordance with the eligibility requirements, terms and conditions of this Plan. Notwithstanding any provision in this Plan to the contrary, if it is determined that any amounts credited under this Plan are currently or retrospectively taxable under the Code, such amounts will be paid out in a lump sum upon such determination.

Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge, encumber or submit to garnishment, execution or levy, either voluntarily or involuntarily, any amount due or expected to become due under this Plan. Amounts due under this Plan shall be paid, transferred, delivered or otherwise conveyed only to the Participant or the Participant’s Beneficiary.

ARTICLE IV

Participant Deferrals and Company Allocations

1. Participant Elective Deferrals.

(a) Plan Compensation. Each Participant may elect in writing to have any whole percentage up to 75% of his Plan Compensation withheld by the Company and credited to his Account under the Plan.

(b) Long Term Incentive Plan Compensation. If permitted under the terms of his Participation Agreement, a Participant may elect in writing to have any whole percentage up to 100% of his LTIP Compensation available after tax withholding under Article VIII withheld by the Company and credited to his Account under the Plan.

(c) Timing and Manner of Election. Newly eligible Participants may enroll in the Plan within 30-days of eligibility. Each year thereafter, Participants will be permitted to make election changes no later than December 31 of the Plan Year for Plan Compensation elections, and no later than April 30 for LTIP Compensation deferral elections. The elected percentage may not change throughout the year. If a Participant fails to file a properly completed election form with the Administrator or its designee by the prescribed time or in the manner specified by the Administrator, he will be deemed to have made the same elections for the new Plan Year as were in place at the close of the prior Plan Year. Elective deferrals shall be deducted from the Participants’ Plan and LTIP Compensation prior to imposition of any federal or state income taxes.

2. Company Allocations.

(a) Deferral Matching Allocations. Participants making elective deferrals from Plan Compensation will be eligible for a Company matching allocation. The Company’s match allocations will be made at the same percentage rate the Participant would have received had the deferrals been made as Salary Deferral Contributions under the Qualified Plan.

Deferred SERP Plan Document

(b) Discretionary Allocations. The Company shall have the right to allocate an additional amount to any Participant which the Company, in its sole discretion, shall determine. Among others, the Company may determine to make an allocation to a Participant to provide international compensation equalization or in lieu of amounts the Participant would have accrued under the Company’s defined benefit retirement plan had he qualified to participate. The Company’s determination shall be final and binding on all Participants.

3. Vesting of Allocations. The portion of each Participant’s Account under the Plan attributable to such Participant’s elective deferral allocations shall be fully vested at all times. The portion of each such Account attributable to allocations by the Company will become fully vested and non-forfeitable upon the earliest to occur of (i) Participant completes a three Year Period of Service, (ii) Participant attains his Normal Retirement Date (while a Company employee), and (iii) Participant terminates employment with the Company due to his death or Disability. The portion of a Participant’s Account, if any, which remains non-vested at Participant’s separation from service with the Company, will be forfeited and used to satisfy other benefit obligations under the Plan.

ARTICLE V

Investment of Account Balances

1. Investment Direction. A Participant may request, as of the date he becomes a Participant, and from time to time thereafter, that a stated percentage of the future allocations to his Account be invested in any or each of certain investment funds that the Administrator makes available, in such increments, in such manner, and subject to such other rules as the Administrator may prescribe. The Administrator shall not be obligated to honor such a request, but may take the request into account in determining the prudence of a particular investment.

Notwithstanding the foregoing, in the event a Participant has requested that his or her Account be invested in a particular way, then to the extent such request has been honored, the income or loss attributable to such Participant’s Account shall be determined solely on the basis of the performance of the designated investment portfolio.

2. Change in Investment Direction. A Participant’s investment request for future allocations will remain in effect until changed by the Participant. A Participant may change his investment request for future allocations to his Account at such times, in such increments, and subject to such rules as the Plan Administrator shall establish. In addition, each Participant may request that the amounts allocated to his Account be reallocated among the investment funds then available, in such increments, and subject to such rules as the Administrator shall establish.

3. No Impact on Benefit Promise. Investment of a Participant’s Account balance in the manner requested by a Participant shall not change the fact that the Company makes only an unsecured promise to pay any amounts deferred under this Plan.

Deferred SERP Plan Document

ARTICLE VI

Time and Method of Benefit Payment

1. Retirement or other Termination. Upon the Participant’s separation from service, whether upon retirement or otherwise, for reasons other than death or termination for Cause (as defined below), he shall be entitled to the vested balance in his Account.

(a) If Participant’s employment is terminated by the Company without Cause or is terminated by the Participant for any reason, he shall be entitled to the vested portion of his Account at his separation.

(b) If Participant’s employment is terminated for Cause, he shall not be entitled to the Company Matching or Discretionary Allocation portions of his Account hereunder, whether or not considered vested pursuant to Article IV, Section 3. Such portion shall be forfeited and applied to satisfaction of other benefit obligations under the Plan, except if such forfeiture is inconsistent with other written agreements between the Company and the Participant, in which case the other written agreement(s) shall control.

(c) “Cause” when used in connection with the termination of Participant’s employment by the Company, shall mean (i) the willful and continued failure by Participant substantially to perform his duties and obligations to the Company (other than any such failure resulting from any illness, sickness or physical or mental incapacity) which failure continues after the Company has given notice thereof to Participant or (ii) the willful engaging by Participant in misconduct which is significantly injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on Participant’s part shall be considered “willful” unless done, or omitted to be done, by Participant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

2. Normal Timing for Payment of Account Balance. The elective deferral portion of a Participant’s Account balance will become payable upon the earliest to occur of the following: (a) the date specified by the Participant on an election form received by the Administrator, (b) the date the Participant dies, (c) the date the Participant becomes Disabled, or (d) the date the Participant separates from service with the Company. The vested amount of a Participant’s Account attributable to Company allocations shall be payable upon Participant’s separation from service with the Company. Notwithstanding the above, however, in the event that the Participant is a “key employee” as described in Code Section 409A(a)(2)(B)(i), payment of such Participant’s benefits by reason of his separation from service shall commence no earlier than six months following the date of such separation. Payment will be made in the manner set forth in this Article VI and in accordance with the Participant’s distribution election.

3. Normal Form of Payment. Participant’s vested Account balance will be paid to the Participant in a single lump sum cash payment, unless the Participant has elected installment payments in accordance with the terms of the Plan and the Participant’s distribution election.

4. Election of Alternate Timing or Form of Benefit Payment. A Participant may elect (i) to defer receipt of his vested Account balance, (ii) to receive the Account balance in installment payments; or (iii) both with respect to the elective deferral portion of his Account. The Participant may make an installment payment election, but may not make any election

Deferred SERP Plan Document

regarding payment timing; for the Company allocation portion of his vested Account balance. Any such election will be effective if made in the manner prescribed, and received by, the Administrator either (x) no later than 30 days after the date on which the Participant is notified of his participation in the Plan in accordance with Article III of the Plan; or (y) in accordance with the Subsequent Elections provisions of Section 4(c) below and his Participation Agreement.

(a) Defer Receipt of Benefit. Receipt of the elective deferral Account balance may be deferred until a fixed future date. If receipt is deferred, payment will commence at the specified time.

(b) Alternate Form of Benefit. A Participant may elect to receive the elective deferral or Company allocation portion of his vested Account Balance, or both, in installment payments instead of as a lump sum. Installment payments will be made in substantially the same manner as provided by the Qualified Plan.

(c) Subsequent Elections. The Participant may make a subsequent election regarding the form or timing of payment of his vested Account balance as permitted under Sections 4(a) and 4(b) above, provided the election meets the following requirements:

(i) Such election does not take effect until at least 12 months after the date on which the election is made;

(ii) In the case of an election to defer payment, the first or sole payment pursuant to such election is made not less than five (5) years from the date such payment would otherwise have been made, except that this requirement does not apply to payments relating to death, unforeseeable emergency, or a Participant becoming Disabled; and

(iii) The election is made a minimum of 12 months prior to the date on which the first scheduled payment is to be made.

In the event the Participant submits a distribution payment or timing election as permitted under this Section 4 which does not meet all of the requirements set forth above, the election will be void. Accordingly, payment will be made pursuant to the terms of the Participant’s immediately preceding valid election, if applicable. If the Participant has not made a valid election, payment will be made in a single lump sum upon Participant’s separation from service with the Company.

5. Death of Participant. If the Participant dies prior to payment of his entire vested Account balance in the Plan, the Administrator shall direct the Company to pay the remaining vested balance of the Participant’s Account to the Participant’s Beneficiary in a single sum. Any designation of Beneficiary shall be made by the Participant on an election form filed with the Administrator and may be changed by the Participant only by filing another election form containing the revised instructions. If no Beneficiary is designated or no designated beneficiary survives the Participant, the single sum payment shall be made to the Participant’s estate. The Administrator may require any person claiming a Participant’s vested Account balance as the Participant’s Beneficiary under the Plan to produce such evidence as the Administrator may deem reasonable.

Deferred SERP Plan Document

6. Hardship Withdrawal. If a Participant suffers an Unforeseeable Emergency the Participant may request, and the Administrator may direct the Company to pay to the Participant from the elective deferral portion of his Account, the amount the Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the payment. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Administrator and shall provide such additional information as the Administrator may require.

7. Incompetence. If the Administrator determines that a Participant is unable to care for his affairs because of illness, accident or otherwise, any payment due the Participant shall be made only to a duly authorized guardian or other legal representative or, upon appropriate indemnification of the Administrator, to the Spouse. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Company therefore.

ARTICLE VII

Value of Participant’s Account Balance

1. Account Balance. The value of each Participant’s Account consists of all Participant elective deferrals and Company allocations, whether or not matching, allocated to the Participant’s Account plus any allocation as a result of an investment adjustment and less any payments, transfers or other disbursements of the Participant’s Account balance. For purposes of a payment under the Plan, the value of a Participant’s Account balance is its value as of the date of payment.

2. Adjustment to Account. As of each business day that the New York Stock Exchange is open for trading and the trustee of the Trust is open for the conduct of trust transactions (each a “Valuation Date”), the net income or loss of each Participant’s Account since the immediately preceding Valuation Date shall be determined. Net income (or loss) of Participants’ Accounts includes the increase (or decrease) in the fair market value of Trust assets, interest income, dividends and other income and gains (or losses) attributable to each such Account since the immediately preceding Valuation Date, reduced by any expenses charged to the Account since the immediately preceding Valuation Date. The net income (or loss) of the Trust will be determined separately for each Investment Fund and allocated among the Accounts of the Participants in proportion to the respective balances of such Accounts invested in each such Investment Fund.

3. Account Statements. At least once a year the Administrator or its designee will furnish each Participant with a statement reflecting his or her cumulative Account balance and amounts payable, subject to the Participant’s continued employment.

ARTICLE VIII

Withholding Taxes

Notwithstanding anything in the Plan to the contrary, the Company shall withhold from all deferrals and benefit payments made to a Participant (or his Beneficiary) under the Plan any amount which the Company is required to withhold for any applicable state or federal taxes.

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Neither the Company nor the Administrator nor any other person or entity represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with his own advisers regarding the tax consequences of participation in this Plan.

ARTICLE IX

Amendment and Termination of Plan

The Plan may be amended or terminated by the Board at any time; provided, however, that no amendment or termination of the Plan shall, without the consent of any persons affected thereby, alter or impair any rights created prior to such amendment or termination. In the event that the Board terminates the Plan, benefits shall be paid in accordance with the terms of the Plan as in effect at the time of such termination.

Notwithstanding the foregoing, the Board shall have discretion, on termination, to accelerate payment of vested benefits in the following circumstances: (1) within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), so long as the amounts deferred under the Plan are included in the Participant’s or Beneficiary’s gross income in the latest of the calendar year in which the termination occurs, the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or the first calendar year in which payment is administratively practicable; (2) within the thirty (30) day period preceding or the twelve (12) months following a Change in Control event; or (3) all arrangements of the same type as this Plan (that is, arrangements which are required to be aggregated under Proposed Treasury Regulation Section 1.409A-1(c) if the Participant participated in all of the arrangements) are terminated, only amounts payable absent a termination of the Plan are paid within twelve (12) months of the termination, all payments are made within twenty-four (24) months of the termination, and a new arrangement of the same type is not adopted at any time for a period of five years following the date of the termination.

ARTICLE X

Administration

The Plan shall be administered by the Administrator. The Administrator has exclusive power to interpret the Plan and may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. In so administering the Plan, the decisions and actions of the Administrator shall be final and binding on all parties with respect to all matters relating to the Plan. A Participant shall not be entitled to examine, audit or otherwise have access to any financial statements, bookkeeping records or other records of account pertaining to the Company or the Plan under any circumstances whatsoever.

1. Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

2. Maintenance of Separate Accounts. The Administrator or its designee will create and maintain adequate records to disclose all Participants’ Account bookkeeping entries. Such records shall be in the form of individual Account ledgers, and credits to and payments from an

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Account shall be reflected therein. The maintenance of individual Account bookkeeping entries for Participants is only for accounting purposes and no segregation of assets from the general assets of the Company to each Account shall be required. Each payment made from an Account shall be charged to the Account as of the date paid.

ARTICLE XI

Claims Procedure

1. Claim. Any person claiming a benefit, requesting an interpretation or ruling under this Plan or requesting information under this Plan shall present the request in writing to the Administrator or its designee, which shall respond in writing within 90 days, except that if the claim involves a determination that the Participant is disabled, the response will be made within 45 days.

2. Denial of Claim. If the claim or request is denied, the written notice of denial shall include:

(a) the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) a description of any additional material or information required and an explanation of why it is necessary; and

(c) an explanation of the Plan’s claim review procedure.

3. Review of Claim. Any person whose claim or request is denied may request review by notice given in writing to the Administrator within 60 days of such denial. In case of a claim involving a determination that the Participant is disabled, a request for review may be made within 180 days of the denial. The claim or request shall be reviewed by the Administrator, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

4. Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be notified and the total time limit shall be 120 days. In case of a claim involving a determination that the Participant is disabled, the decision will normally be made within 45 days; any extension will be for not more than an additional 45 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE XII

Miscellaneous

1. Top Hat Plan. This Plan is maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits

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shall accrue hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

2. Source of Funding. All amounts allocated to a Participant’s Account under the Plan, together with interest or other income credited thereon pursuant to the terms of the Plan, shall be paid to the trustee of the Company’s Trust, and shall be subject to the provisions of the Trust. Trust assets shall be subject to the claims of the creditors of the Company should the Company become insolvent. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan creates only a contractual obligation on the part of the Company to pay to the Participant or Beneficiary an amount equal to the vested portion of the value of the Participant’s Plan Account. The Participant or Beneficiary shall be no more than a general unsecured creditor of the Company with no special or prior right to any assets of the Company or the Trust for payment of any obligations hereunder. The trustee shall be required to hold the Trust assets and income for the benefit of the Company’s general creditors in the event of the Company’s insolvency or inability to pay its debts when they mature, and in such case no Participant or Beneficiary shall have a preferred claim on the Trust assets. The Board and the chief executive officer of the Company shall have the duty to inform the trustee in writing of the Company’s insolvency or its inability to pay its debts as they mature within seven (7) days of such event. When so informed, the trustee of the Trust shall suspend payments to all Participants and Beneficiaries, and shall hold Trust assets for the benefit of the Company’s general creditors. In the case of the trustee’s actual knowledge of the Company’s insolvency or inability to pay its debts as they mature, the trustee will deliver Trust assets to satisfy claims of the Company’s general creditors as directed by a court of competent jurisdiction. Except as otherwise provided herein, all assets of the Trust, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons and to pay administrative expenses and taxes of the Trust to the extent not paid by the Company. At no time prior to the satisfaction of all liabilities under the Plan with respect to Participants and their Beneficiaries shall any of the Trust assets revert to or accrue to the benefit of the Company, except that contributions made by the Company by a mistake of fact may be returned to the Company within one year of the payment date.

3. Successors and Assigns. A Participant shall not have any right to transfer, assign, encumber, hypothecate or otherwise dispose of his (or his Beneficiary’s) right to receive benefit payments under the Plan. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business or assets of the Company.

4. Employment Rights. Any payment under this Plan shall be independent of, and in addition to, payments made under any other agreements or under any qualified or nonqualified retirement plan which may be in force between the Company and any Participant or Beneficiary, or any other compensation payable to Participant or his or her Beneficiary by the Company. Neither this Plan nor any form executed in connection herewith shall be construed as: (i) constituting or creating a contract of employment; (ii) restricting either the Company’s rights to discharge Participant with or without cause or Participant’s right to terminate his or her employment; or (iii) creating any guarantee or representation as to the amount of compensation to be paid to Participant by the Company during any period of regular employment.

Deferred SERP Plan Document

5. Absence of Liability. Any and all liability created to administer this Plan or to provide any Participant or Beneficiary with benefits under this Plan shall be exclusively and solely that of the Company. Neither the Company, the Committee, nor any other person, officer or employee, nor any agent of the foregoing, shall be jointly or severally liable for any act or failure to act under the Plan or for anything whatever in connection with the Plan, or the administration thereof, except and only to the extent of liability resulting from gross negligence or fraud. Neither the Administrator, nor any officer, director or employee, past, present or future, of the Company, shall have any liability to any Participant or Beneficiary, or to any other person or entity, to provide or pay such benefits, such liability hereby being expressly and unconditionally denied.

6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when personally delivered to the addressee or deposited in the United States mail, postage prepaid and properly addressed to the addressee’s last known address.

7. Terms. Whenever any words are used herein in the masculine they shall be construed as though they were used in the feminine in all cases where they would so apply and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of Articles and Sections hereof are for general information only, and the Plan is not to be construed by reference thereto.

8. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, this illegality or invalidity shall not affect the remaining provisions of the Plan, and such remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if the illegal or invalid provision had never been inserted therein.

9. Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Washington, except where preempted by ERISA or any other federal statute. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect. Venue of any dispute under this Plan shall be in a court of competent jurisdiction in King County, Washington.

IN WITNESS WHEREOF, the Company has executed this Plan on this 8th day of December, 2006.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ Marcia J.M. Greenberg

Its:	VP Human Resources

Date:	12/8/06

Deferred SERP Plan Document

ESTERLINE TECHNOLOGIES

SUPPLEMENTAL EXECUTIVE RETIREMENT AND

DEFERRED COMPENSATION PLAN

PARTICIPATION AGREEMENT

This is an AGREEMENT made as of                     , by and between ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”) and                      (the “employee” or the “Participant”). The parties agree as follows:

1. Participation in Plan. Pursuant to the Company’s Supplemental Executive Retirement and Deferred Compensation Plan (the “Plan”), a copy of which is attached and incorporated by this reference, the Board of Directors of the Company (the “Board”) has appointed the employee as a Participant in the Plan on the terms and conditions set forth in his Appointment Letter, in this Agreement, and in the Plan. Pursuant to Article III, Section 2 of the Plan, the employee’s participation shall become effective upon execution and delivery of this Participation Agreement to the Company’s HR Department within 30 days after the date of his Appointment Letter.

2. Participant Elective Deferrals.

(a) Plan Compensation Deferrals. The Participant shall make timely deferral elections directing the Company to withhold a whole percentage of eligible Plan Compensation up to 75%, and to credit that amount to his Account under the Plan.

(b) LTIP Compensation Deferrals. The Participant shall make timely deferral elections directing the Company to withhold a whole percentage of eligible LTIP Compensation up to 100%, and to credit that amount to his Account under the Plan.

3. Company Allocations.

(a) Matching. Participants making elective deferrals from Plan Compensation will be eligible for a Company match on deferrals for the portion of their Plan Compensation that is in excess of the limit applicable under the Qualified Plan. The match will be made at the same rate the employee would have received had the elective deferrals been made under the Qualified Plan.

(b) Discretionary. The Board, in its discretion, shall allocate such additional amounts to Participant’s Account for a Plan Year as the Board shall determine.

(c) Timing of Allocations. Allocations to Participants’ Accounts with respect to a Plan Year shall be made by the Company within 30 days after the Company determines and makes its final annual “true-up” Matching Contributions to the Qualified Plan.

(d) Vesting. Company allocations to a Participant’s Account under the Plan will be subject to the Plan’s vesting provisions at Article IV, Section 3 and subject to termination forfeiture provisions in Article VI, Section 1(b).

4. Participant Statements Regarding Distributions & Subsequent Elections:

(a) I understand and acknowledge that if I do not submit a valid election indicating otherwise, the Company will distribute my deferral Account balances and the Company Allocations as a single lump sum as soon as administratively practicable following the earliest to occur of my death, Disability, separation from service, or a Change in Control where the Company’s successor does not agree to maintain the Plan.

(b) I understand I may elect to change both the timing and manner of distribution of my deferral Account balances and that I may also elect to change the manner (but not the timing) of my vested Company Account balances; provided, however, that : (i) such election will not take effect until one year after the date the election is received by the Administrator; (ii) the payment date I choose for my deferral Account balances must be at least five years after the date payment would have been made or begun (except in cases of death, Disability or Unforeseeable Emergency) based on my earlier election: and (iii) the election must be received by the Administrator at least one year before payment was to have been made or begun.

5. Miscellaneous.

This Agreement is binding upon and inures to the benefit of the parties and their respective successors, assignees, legal representatives, and heirs; provided, however, that the Participant may not assign any of his rights under the Plan or this Agreement.

This Agreement together with the Plan and the Appointment Letter constitute the entire agreement between the parties relating to this subject matter and shall not be modified or amended in any way except in writing signed by both parties.

Neither failure nor delay by either party to exercise any right, power, or privilege shall operate as a waiver in that or any subsequent instance.

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, except where preempted by ERISA or any other federal statute.

Capitalized terms have the meanings as stated in this Agreement, in the attached Plan, or in the Qualified Plan. The Administrator has exclusive authority to interpret the Plan, the Appointment Letter and this Agreement, and may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. In so administering the Plan, the decisions and actions of the Administrator shall be final and binding on all parties with respect to all matters relating to the Plan.

ESTERLINE TECHNOLOGIES CORPORATION	PARTICIPANT

By:
[NAME]
Its

Deferred SERP Participation Agreement

Esterline Technologies

Supplemental Executive Retirement and

Deferred Compensation Plan

PARTICIPANT APPOINTMENT

1. Appointment, Terms & Conditions. Esterline Technologies Corporation (the “Company”) has appointed Participant to its Supplemental Executive Retirement and Deferred Compensation Plan (“the Plan”), subject to all terms and conditions stated here, in the Participation Agreement, and in the Plan document, which are attached and incorporated by reference.

Participant:

Deferral Matching Allocation Rate:

Discretionary Annual Allocation:

Other Special Terms:

2. Duration. This appointment will continue as provided in the Plan or until the Company acts to terminate Participant’s eligibility.

Approved by the Board                         , 2006.

Esterline Technologies Corporation

Robert W. Cremin

Chairman, President & CEO

Attachments:	Participation Agreement
Supplemental Executive Retirement and Deferred Compensation Plan